UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 1, 2007

Material Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	33-23617 (Commission File Number)	95-4622822 (I.R.S. Employer Identification No.)

11661 San Vicente Boulevard, Suite 707 Los Angeles, California 90049 (Address of principal executive offices) (zip code)

(310) 208-5589 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement

          On January 26, 2007, we entered into an Agreement and Plan of Acquisition (the “Agreement”) with UTEK CORPORATION, a Delaware corporation, (“UTEK”) and Stress Analysis Technologies, Inc., a Florida corporation, (“SATI”), pursuant to which we acquired 100% of SATI’s outstanding stock from UTEK in exchange for a total of 55,000 shares of our newly created Class E Convertible Preferred Stock, with 50,000 shares being issued to UTEK and 5,000 shares being issued to Falcon Financial Group, Inc.  As a result of this transaction SATI became our wholly-owned subsidiary.  Pursuant to a License Agreement (the “License Agreement”) with Isis Innovation Limited (“ISIS”), SATI owns the exclusive, worldwide licensing rights to certain patented inventions entitled “X-ray Diffraction Method” (the “Licensed Products”), which permits SATI to make, use and sell the Licensed Products for the life of the patent or until the License Agreement is terminated.  Under the License Agreement, SATI must pay certain royalty payments to ISIS out of net sales of products sold that utilize the Licensed Products, and/or certain minimum royalty payments after two years, regardless of whether sales of products that utilize the Licensed Products have occurred and whether or not those sales produce net sales.

Item 2.01      Completion of Acquisition or Disposition of Assets

          On January 26, 2007, we completed the above-described transaction acquiring 100% of the outstanding stock of SATI.  At the time of the acquisition SATI assets included $100,000 in cash and the licensing rights contained in the License Agreement.  There was no material relationship between us or SATI, or our officers, directors, or shareholders prior to entering into the Agreement.

Item 3.02      Unregistered Sale of Equity Securities

          On January 29, 2007, pursuant to the above-described transaction, we issued an aggregate of 55,000 of our newly created Class E Convertible Preferred Stock with 50,000 shares being issued to UTEK and 5,000 shares being issued to Falcon Financial Group, Inc., all restricted in accordance with Rule 144.  The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and both UTEK and Falcon Financial are sophisticated investors.

Item 3.03      Material Modification to Rights of Security Holders

          On January 26, 2007, we amended our Certificate of Incorporation by filing a Certificate of Designation of the Rights, Preferences, Privileges and Restrictions of our newly created Class E Convertible Preferred Stock.  We authorized 60,000 shares, each with an original issue price of $19.50 per share.  The Class E Convertible Preferred Stock pays a five percent (5%) dividend, which may be accrued, is convertible into our common stock at the average closing bid price for the ten (10) trading days prior to the date of conversion, has no liquidation preference, and has ten (10) votes per share.

Item 5.03      Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

          On January 26, 2007, we amended our Certificate of Incorporation by filing a Certificate of Designation of the Rights, Preferences, Privileges and Restrictions of our newly created Class E Convertible Preferred Stock.  We authorized 60,000 shares, each with an original issue price of $19.50 per share.  The Class E Convertible Preferred Stock pays a five percent (5%) dividend, which may be accrued, is convertible into our common stock at the average closing bid price for the ten (10) trading days prior to the date of conversion, has no liquidation preference, and has ten (10) votes per share.

EXHIBITS
4.1	Certificate of Designation of the Rights, Preferences, Privileges and Restrictions of Class E Convertible Preferred Stock

10.1	Agreement and Plan of Acquisition Agreement with UTEK and SATI

10.2	License Agreement between SATI and ISIS

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 30, 2007	Material Technologies, Inc.,
a Delaware corporation
/s/ Robert M. Bernstein
By: Robert M. Bernstein
Its: Chief Executive Officer